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           AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT



     THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (this "Agreement") is dated as of June 5, 1997, and is by and among (i) DentalCo, Inc., a Maryland corporation (the "Company"), (ii) each of the holders of the Common Stock of the Company, $0.0001 par value per share (the "Common Stock"), listed in Schedule I hereto ("Schedule I") (which list includes all those parties who formerly held shares of the Class A Common Stock of the Company),
(iii) each of the holders of the 8% Class A Cumulative Convertible Preferred Stock of the Company, $0.0001 par value per share (the "Class A Preferred Stock"), listed in Schedule II hereto ("Schedule II"), (iv) each of the holders of Class B Convertible Preferred Stock, par value $0.0001 per share (the "Class B Preferred Stock"), listed in Schedule I, (v) each of the holders of the 8% Class C Cumulative Convertible Preferred Stock of the Company, par value $0.0001 per share (the "Class C Preferred Stock"), listed in Schedule II, (vi) each of the holders of the 9% Class D Cumulative Convertible Preferred Stock of the Company, par value $0.0001 per share (the "Class D Convertible Preferred Stock"), listed in schedule III, and (vii) each of the holders of the 9% Class D Cumulative Redeemable Preferred Stock of the Company, par value $0.0001 per share (the "Class D Redeemable Preferred Stock"), listed in schedule III. The Class D Convertible Preferred Stock and the Class D Redeemable Preferred Stock are referred to herein together as the "Class D Preferred Stock." The Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock are hereinafter collectively referred to as the "Preferred Stock". The Class A Preferred Stock, Class C Preferred Stock and Class D Preferred Stock are hereinafter collectively referred to as the "Senior Stock". The Class B Preferred Stock, and Common Stock are hereinafter referred to as the "Junior Stock". The holders of the Preferred Stock, Common Stock and any other person or entities (except the Company) becoming a party hereto or being bound by the provisions hereof are hereinafter sometimes referred to collectively as the "Stockholders" or individually as a "Stockholder". The shares of Common Stock owned by the Stockholders, or acquirable by the holders of Preferred Stock (collectively, the "Preferred Stockholders") upon the conversion thereof or by the holders of the upon the conversion thereof, are hereinafter sometimes referred to collectively as the "Shares".

                             RECITALS


     WHEREAS, each holder of Common Stock (a "Common Stockholder") shall own that number of shares of Common Stock as set forth opposite such Stockholder's name on Schedule I, each holder of options to purchase shares of Common Stock shall have the right to purchase that number of shares of Common Stock as set forth opposite such optionholder's name on Schedule I, each holder of Class A Preferred Stock (a "Class A Preferred Stockholder") shall own that number of shares of Class A Preferred Stock as set forth opposite such Stockholder's name on
Schedule II, each holder of Class B Preferred Stock (a "Class B Preferred Stockholder", and together with the Common Stockholders, the "Junior Stockholders") shall own that number of

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shares of Class B Preferred Stock as set forth opposite such
Stockholder's name on Schedule I, each holder of Class C Preferred Stock (a "Class C Preferred Stockholder") shall own that number of shares of Class C Preferred Stock as set forth opposite such Stockholder's name on Schedule II, each holder of Class D Preferred Stock (a "Class D Preferred Stockholder", and together with the Class A Preferred Stockholders and the Class C Preferred Stockholders, the "Senior Stockholders") shall own that number and type of shares of Class D Preferred Stock as set forth opposite such Stockholder's name on Schedule III, and the shares of Preferred Stock, Common Stock and options to purchase Common Stock, as set forth in Schedules I, II and III, shall constitute all of the capital stock of the Company on a fully-diluted basis (the "Capital Stock") on the date hereof.

     WHEREAS, the Company and the Stockholders, among other things, desire to assure continuity and to perpetuate harmony in the Company's management, policies and operations and, to that end, wish to enter into this Agreement to provide certain rights and obligations among themselves;

     NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Stockholders' Agreement in its entirety as follows:

     SECTION 1.     RECITALS AND SCHEDULES.  The Recitals and
Schedules hereto are specifically incorporated by reference herein and made a part hereof.

     SECTION 2. PURCHASE AND SALE. Except if made in accordance with the terms and conditions of this Agreement and pursuant to applicable securities laws, no purchase, sale, gift, endorsement, assignment (including an assignment of voting rights), transfer, pledge, encumbrance or other disposition, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer pursuant to a divorce decree (hereinafter collectively referred to as a "Transfer"), of Junior Stock by a Junior Stockholder shall be valid and binding; provided, however, that (i) any Junior Stockholder shall be permitted to transfer Junior Stock to immediate family members (that is, sons, daughters, grandchildren and their respective spouses) for estate planning purposes and (ii) any Junior Stockholder shall be permitted to transfer shares of Junior Stock, now held or hereinafter acquired, to any other person who is a Junior Stockholder on the date hereof, or who becomes a Junior Stockholder pursuant to the provision of subsection (i) above. The transferee of any shares of Junior Stock or rights therein shall, as a condition precedent to such Transfer, become a party to this Agreement. The attempted bad faith Transfer of any Junior Stock for the purpose of evading the provisions of this Agreement shall be null and void.

     SECTION 3. DEATH OF A JUNIOR STOCKHOLDER. In the event of the death (or, with respect to a Junior Stockholder which is an entity, the dissolution) of a Junior Stockholder (the "Deceased Stockholder"), the Deceased Stockholder's personal representative or heirs (liquidating trustee, with respect to a Junior Stockholder which is an entity), as the case may be

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(the "Personal Representative") may Transfer some or all of the shares of
Junior Stock beneficially owned by the Deceased Stockholder at the time of his death (the "Deceased's Shares") to one or more other Junior Stockholders without first complying with the provisions of Section 4 of this Agreement. The Personal Representative shall not otherwise Transfer the Deceased's Shares, except pursuant to the preceding sentence, without first complying with the provisions of this Agreement.

     SECTION 4.     LIFETIME TRANSFERS OF COMMON STOCK.

          (a) Voluntary Transfer. Except as otherwise permitted by this Agreement, each Junior Stockholder agrees that, for so long as any of the original purchasers of the Senior Stock (collectively, the "Original Purchasers") own at least twenty-five percent (25%) of the number of shares of the Senior Stock owned by such Original Purchaser on the date hereof (the "Threshold Shares"), he will not Transfer any or all of his respective shares of Junior Stock, unless the holders owning at least a majority in interest of the shares of the Senior Stock outstanding at the time (voting together as a class with each such Stockholder entitled to that number of votes equal to the number of shares of Common Stock issued and issuable upon the conversion of its shares of the Senior Stock)(hereinafter, the "Senior Majority Interest") shall have given their consent in writing to such Transfer.

          (b)  Senior Stock Offer From a Third Party.

               (i) For so long as any of the Original Purchasers owns the Threshold Shares, if a Senior Stockholder (the "Transferring Senior Stockholder") receives a bona fide offer from an independent third party to acquire such Senior Stockholder's Senior Stock which the Transferring Senior Stockholder is willing to accept to purchase all or any of the shares of Capital Stock then beneficially owned by the Transferring Senior Stockholder, the Transferring Senior Stockholder shall first offer in writing (the "Senior Offer") to sell such shares of Capital Stock (the "Offered Senior Stock") to the Senior Stockholders, at the price and on the terms on which the Transferring Senior Stockholder proposes to transfer the Offered Senior Stock to the proposed third party transferee. The Senior Stockholders shall have the option to acquire all or any of the shares of Offered Senior Stock at the price and upon the terms provided in the Senior Offer. Each Senior Stockholder shall have the option, within twenty (20) days following such Senior Stockholder's receipt of the Senior Offer, to accept the Senior Offer by notifying the Transferring Senior Stockholder in writing of such Senior Stockholder's intention to so purchase at Closing all or any portion of the shares of Offered Senior Stock. If more than one Senior Stockholder desires to purchase the shares of Offered Senior Stock, such remaining shares shall be purchased by them in such proportions as they may agree. In the absence of agreement, each Senior Stockholder desiring to purchase the shares of Offered Senior Stock shall be entitled to purchase up to that number of shares of Offered Senior Stock which is equal to the product of (A) a fraction, the numerator of which equals the fully-diluted number of shares of Common Stock owned by such Senior Stockholder and the denominator of which is equal to the fully-diluted number of shares of Common Stock owned by all Senior Stockholders desiring to purchase the remaining shares of Offered Senior Stock, and (B) that number of shares remaining

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Offered Senior Stock available for purchase hereunder.  For the avoidance of doubt, it is understood and agreed that the fully-diluted number of shares of Common Stock owned by a Senior Stockholder shall include all shares of Common Stock issuable upon the conversion of any shares of Preferred Stock held by such Senior Stockholder, together with any shares of Common Stock then owned by such Senior Stockholder.

               (ii) If the Senior Stockholders collectively elect to exercise options to purchase less than all of the shares of Offered Senior Stock pursuant to Section 4(b)(i) hereof, the Transferring Senior Stockholder may (A) either proceed to Closing with respect to those shares of Offered Senior Stock to be purchased by the Senior Stockholders and sell any remaining shares pursuant to Section 4(b)(iii) hereof, or (B) elect not to sell any of the shares of Offered Senior Stock by providing notice of such election to the Senior Stockholders within fifteen
(15) days after the expiration of the twenty (20) day period provided in Section 4(b)(i) hereof.

               (iii) Any such shares of Offered Senior Stock which are not so purchased pursuant to Section 4(b)(i) - (ii) hereof by the Senior Stockholders may be sold by the Transferring Senior Stockholder to the third party named in the Senior Offer within a period of ninety (90) days after the expiration of the twenty (20) day period provided in Section 4(b)(i) hereof. Such shares of Offered Senior Stock may be transferred to the third party named in the Senior Offer provided that such shares are sold at the price and on the terms set forth in the Senior Offer. Such shares of Offered Senior Stock shall continue to be subject to the terms and conditions of this Agreement, and any new stockholder shall execute a counterpart to this Agreement. Any shares of Offered Senior Stock not actually sold or transferred to such third party by the Transferring Senior Stockholder within such ninety (90) day period at the price and on the terms set forth in the Senior Offer shall remain subject to all of the provisions of this Agreement.

               (iv) Anything herein to the contrary
notwithstanding, no right of first refusal by any Senior Stockholder shall apply hereunder with respect to (i) a transfer by a Senior Stockholder to an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of such Senior Stockholder, or (ii) any distributions or transfers by a Senior Stockholder which is a partnership to its partners (including any of its limited partners); provided, in each case, that all such transferees agree in writing to be bound by, and to comply with, all provisions of this Agreement.



          (c)  Offer From a Third Party.

               (i) For so long as any of the Original Purchasers owns the Threshold Shares, if a Junior Stockholder (the "Transferring Stockholder") receives a bona fide offer from an independent third party to acquire such Junior Stockholder's Junior Stock which the Transferring Stockholder is willing to accept to purchase all or any of the shares of Capital Stock then beneficially owned by the Transferring Stockholder, the Transferring Stockholder shall first

                                      -4-
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offer in writing (the "First Offer") to sell such shares of Capital Stock
(the "Offered Stock") to the Company at the price and on the terms on which the Transferring Stockholder proposes to transfer the Offered Stock to the proposed third party transferee. The First Offer shall set forth (A) the number of shares of the Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the Transferring Stockholder in the proposed sale of the Offered Stock to the third party transferee and (D) the method of proposed payment. A copy of the First Offer shall also be sent to the other Stockholders of the Company. The Company shall have the option to acquire all or any of the shares of Offered Stock at the price and upon the terms provided in the First Offer. The Company shall have the right to exercise its option for a period of fifteen
(15) days (the "First Option Period") following its receipt of the First Offer by notifying the Transferring Stockholder in writing of its intention to purchase at Closing (as defined in Section 7 hereof) all or any shares of the Offered Stock.

               (ii) If the Company does not accept the First Offer to purchase all of the shares of Offered Stock within the period of fifteen (15) days provided above in Section 4(b)(i), the Transferring Stockholder, immediately thereafter, shall be deemed to have made an offer (the "Second Offer") to sell any remaining shares of the Offered Stock to the Senior Stockholders at the same price and on the same terms as contained in the First Offer. The Senior Stockholders shall have the option to acquire all or any of the remaining shares of Offered Stock at the price and upon the terms provided in the First Offer. The Senior Stockholders shall have the option, within fifteen (15) days following the expiration of the First Option Period, to accept the Transferring Stockholder's Second Offer by notifying the Transferring Stockholder in writing of their intention to so purchase at Closing all or any portion of the remaining shares of Offered Stock. If more than one Senior Stockholder desires to purchase the remaining shares of Offered Stock, such remaining shares shall be purchased by them in such proportions as they may agree. In the absence of agreement, each Senior Stockholder desiring to purchase the remaining shares of Offered Stock shall be entitled to purchase up to that number of shares of such remaining Offered Stock which is equal to the product of (A) a fraction, the numerator of which equals the fully-diluted number of shares of Common Stock owned by such Senior Stockholder and the denominator of which is equal to the fully-diluted number of shares of Common Stock owned by all Senior Stockholders desiring to purchase the remaining shares of Offered Stock, and (B) that number of shares of remaining Offered Stock available for purchase hereunder. For the avoidance of doubt, it is understood and agreed that the fully-diluted number of shares of Common Stock owned by a Senior Stockholder shall include all shares of Common Stock issuable upon the conversion of any shares of Preferred Stock held by such Senior Stockholder, together with any shares of Common Stock then owned by such Stockholder.

               (iii)     If the Company and the Senior
Stockholders collectively elect to exercise options to purchase less than all of the shares of Offered Stock pursuant to
Section 4(c)(i) and (ii) hereof, the Transferring Stockholder may
(A) either proceed to Closing with respect to those shares of Offered Stock to be purchased by the Company and/or the Senior Stockholders and sell any remaining shares pursuant to
Section 4(c)(iv) hereof, or (B) elect not to sell any of the shares of Offered Stock by providing notice to the Company and/or the Senior

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Stockholders, as the case may be, within fifteen (15) days after the expiration of the fifteen (15) day period provided in Section 4(c)(ii) hereof.

               (iv) Any such shares of Offered Stock which are not so purchased pursuant to Section 4(c)(i)-(iii) hereof by the Company or the Senior Stockholders, as the case may be, may be sold by the Transferring Stockholder to the third party named in the First Offer within a period of ninety (90) days after the expiration of the fifteen (15) day period provided in
Section 4(c)(ii) hereof. Such shares of Offered Stock may be transferred to the third party named in the First Offer provided that such shares are sold at the price and on the terms set forth in the First Offer. Such shares of Offered Stock shall continue to be subject to the terms and conditions of this Agreement, and any new stockholder shall execute a counterpart to this Agreement. Any shares of Offered Stock not actually sold or transferred to such third party by the Transferring Stockholder within such ninety (90) day period at the price and on the terms set forth in the First Offer shall remain subject to all of the provisions of this Agreement.

          (d) Involuntary Transfer. If any portion of a Junior Stockholder's shares of Junior Stock are attached or taken in execution, or if a Junior Stockholder applies for the benefit of, or files a case under, any provision of the Federal bankruptcy law or any other law relating to insolvency or relief of debtors, or if a case or proceeding is brought against a Junior Stockholder under any provision of the Federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof, or if a Junior Stockholder makes an assignment for the benefit of creditors, or if any portion of a Junior Stockholder's shares of Junior Stock is made subject to a charging order, or is transferred pursuant to a divorce decree (each such event shall be referred to as an "Involuntary Transfer"), such Junior Stockholder (the "Subject Stockholder") shall give immediate written notice of the Involuntary Transfer to the Company and the Stockholders on the date thereof other than the Subject Stockholder (the "Other Stockholders"), and the Company and the Other Stockholders shall have the option, as provided in
Section 4(d)(i) and (ii) hereof, to purchase any or all of the shares of Junior Stock subject to the Involuntary Transfer (the "Involuntary Transfer Stock") at the price and upon the terms provided in Sections 5(a) and 6 hereof in accordance with the provisions of this Section 4(d).

               (i)  The Company shall have the option,
exercisable upon written notice to the Subject Stockholder, for a period of ninety (90) days following receipt by the Company of the written notice of such Involuntary Transfer, to acquire all or any of the shares of the Involuntary Transfer Stock.

               (ii) Any such shares of the Involuntary Transfer Stock with respect to which the Company shall fail to timely exercise its option to purchase pursuant to Section 4(d)(i) hereof shall be deemed to have been offered to the Other Stockholders, who shall have the option, exercisable upon written notice to the Subject Stockholder, for a period of thirty (30) days following expiration of the ninety (90) day period provided in Section 4(d)(i) hereof, to purchase all or any of such remaining shares of the Involuntary Transfer Stock. If more than one Other Stockholder desires to purchase the Involuntary Transfer Stock, such remaining shares

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shall be purchased by them in such proportions as they may agree.  In the absence of agreement, each Other Stockholder desiring to purchase the remaining shares of the Involuntary Transfer Stock shall be entitled to purchase up to that number of shares of such remaining Involuntary Transfer Stock which is equal to the product of his fully-diluted percentage ownership interest of Common Stock (excluding the Involuntary Transfer Stock) and that number of shares of the Involuntary Transfer Stock available for purchase hereunder.

               (iii) If the Company or any Other Stockholder has actual knowledge of an Involuntary Transfer by a Subject Stockholder, the Company or the Other Stockholder, as applicable, shall provide written notice to such effect to the Subject Stockholder and to the Other Stockholders, and the provision of such written notice shall constitute the Subject Stockholder's providing written notice to the Company and to the Other Stockholders for purposes of this Section 4(c).

               (iv) The Company, the Other Stockholders, or a combination of both, as applicable, purchasing the Involuntary Transfer Stock hereunder (collectively, the "Section 4(d) Purchasers"), as the case may be, shall settle with an assignee, trustee in bankruptcy, attaching court or officer or successor in interest holding shares of the Involuntary Transfer Stock received in an Involuntary Transfer by taking any or all such shares in execution and paying to them the purchase price for each share as provided in Section 6 hereof, but not exceeding the Subject Stockholder's indebtedness and proper items of expense. The balance of the value of such shares of the Involuntary Transfer Stock shall be distributed to the Subject Stockholder.

          (e) Senior Tag Along Rights. If at any time prior to a Qualifying Offering, as defined in Section 12 hereof, a Senior Stockholder (a "Selling Senior Stockholder") desires to Transfer (it being acknowledged that a Senior Stockholder shall be permitted, without complying with this Section 4(e), to transfer Senior Stock to immediate family members (that is, sons, daughters, grandchildren and their respective spouses) for estate planning purposes so long as the Senior Stock so transferred remains subject to this Agreement), in a single transaction or in a series of related transactions, that number of shares of Capital Stock equal to ten percent (10%) or more of the total number of shares of Capital Stock owned by such Senior Stockholder in the aggregate, then the Selling Senior Stockholder shall give notice of such intent to the Senior Stockholders at least fifteen (15) days prior to the proposed date of such sale. Such notice shall specify the number of shares and the terms, including price, upon which such shares of Capital Stock are to be sold, exchanged, conveyed, or otherwise transferred and the proposed date of such sale, exchange, conveyance, or transfer.

          One or more of the Senior Stockholders may elect to participate in such sale by giving notice to the Selling Senior Stockholder at least five (5) days prior to the date of the proposed sale. Such notice from one or more of the Senior Stockholders shall specify the number of shares of Capital Stock which they propose to sell. If one or more of the Senior Stockholders elect to participate in such sale, and give timely notice of such election in accordance with the provisions of this
Section 4(e), then the Selling Senior Stockholder shall not

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effect such sale unless either (i) the proposed purchaser of such shares offers to purchase from each of the Senior Stockholders electing to participate in the sale, at the same time and on the same terms (including price) as shares of Capital Stock that are being purchase from the Selling Senior Stockholder, that number of shares of Capital Stock on a fully-diluted basis owned by each of the electing Senior Stockholders that bears the same proportion to the total number of shares of Capital Stock on a fully-diluted basis which such Senior Stockholders beneficially own as the number of shares of Capital Stock being sold by the Selling Senior Stockholder bears to the total number of shares of Capital Stock owned by the Selling Senior Stockholder, or (ii) to the extent the proposed purchaser is unwilling to purchase shares of one or more of the electing Senior Stockholders' Capital Stock as calculated above, then the number of shares of the electing Senior Stockholders' Capital Stock as so calculated, and the number of shares of Capital Stock of the Selling Senior Stockholder as otherwise to be sold, shall each be reduced proportionately to equal the total number of shares to be purchased by the proposed purchaser, who will thereupon offer to purchase that number of shares of the electing Senior Stockholders' Capital Stock as so calculated at the same time as the number of shares of Capital Stock to be sold by the Selling Senior Stockholder, as recalculated herein.

          Anything herein to the contrary notwithstanding, no tag along right with respect to any Senior Stockholder shall apply hereunder with respect to (i) a transfer by such Senior Stockholder to an affiliate (as defined in Rule 405 under the Securities Act, of such Senior Stockholder, or (ii) any distributions or transfers by a Senior Stockholder which is a partnership to its partners (including any of its limited partners); provided, in each case, that all such transferees agree in writing to be bound by, and to comply with, all provisions of this Agreement.

          (f) Tag Along Rights. If at any time prior to a Qualifying Offering, as defined in Section 12 hereof, a Junior Stockholder (a "Selling Stockholder") desires to Transfer (it being acknowledged that a Junior Stockholder shall be permitted, without complying with this Section 4(f), to transfer Junior Stock to immediate family members (that is, sons, daughters, grandchildren and their respective spouses) for estate planning purposes so long as the Junior Stock so transferred remains subject to this Agreement), in a single transaction or in a series of related transactions, that number of shares of Junior Stock equal to ten percent (10%) or more of the total number of shares of Junior Stock owned by him in the aggregate and neither the Company nor the Senior Stockholders have elected to purchase said Junior Stock pursuant to the provisions of Section 4(c) hereof, then the Selling Stockholder shall give notice of such intent to the Senior Stockholders at least fifteen (15) days prior to the proposed date of such sale. Such notice shall specify the number of shares and the terms, including price, upon which such shares of Junior Stock are to be sold, exchanged, conveyed, or otherwise transferred and the proposed date of such sale, exchange, conveyance, or transfer.

          One or more of the Senior Stockholders may elect to participate in such sale by giving notice to the Selling Stockholder at least five (5) days prior to the date of the proposed sale. Such notice from one or more of the Senior Stockholders shall specify the number of shares of Junior Stock which they propose to sell. If one or more of the Senior Stockholders elect to participate in such sale, and give timely notice of such election in accordance with the provisions

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of this Section 4(f), then the Selling Stockholder shall not effect such sale unless either (i) the proposed purchaser of such shares offers to purchase from each of the Senior Stockholders electing to participate in the sale, at the same time and on the same terms (including price) as shares of Junior Stock that are being purchased from the Selling Stockholder, that number of shares of Capital Stock on a fully-diluted basis owned by each of the electing Senior Stockholders that bears the same proportion to the total number of shares of Capital Stock on a fully-diluted basis which such Senior Stockholders beneficially own as the number of shares of Junior Stock being sold by the Selling Stockholder bears to the total number of shares of Junior Stock owned by the Selling Stockholder, or (ii) to the extent the proposed purchaser is unwilling to purchase shares of one or more of the electing Senior Stockholders' Junior Stock as calculated above, then the number of shares of the electing Senior Stockholders' Capital Stock as so calculated, and the number of shares of Junior Stock of the Selling Stockholder as otherwise to be sold, shall each be reduced proportionately to equal the total number of shares to be purchased by the proposed purchaser, who will thereupon offer to purchase that number of shares of the electing Senior Stockholders' Capital Stock as so calculated at the same time as the number of shares of Junior Stock to be sold by the Selling Stockholder, as recalculated herein.

     SECTION 5.     PURCHASE PRICE FOR STOCK.

          (a) Determination of Purchase Price. In the event of an Involuntary Transfer (a "Sale Event"), the purchase price for the Involuntary Transfer Stock shall be the fair market value thereof, as determined in accordance with the provisions of
Section 5(b) hereof, as of the date of the Sale Event.

          (b)  Fair Market Value.

               (i)  Agreement of Parties.  For purposes of
determining the fair market value of the Involuntary Transfer Stock, if the Section 4(d) Purchasers and the Subject Stockholder agree in writing as to the fair market value thereof, then such agreed value shall be the fair market value. If no agreement on the fair market value of the Involuntary Transfer Stock can be reached within thirty (30) days from the date upon which the last option period pursuant to which any Section 4(d) Purchaser elected to purchase such shares of Involuntary Transfer Stock has expired, then the fair market value of the Involuntary Transfer Stock shall be determined pursuant to Section 5(b)(ii) hereof.

               (ii) Third Party Appraisal. If the fair market value of the Involuntary Transfer Stock is not agreed upon as provided in Section 5(b)(i) hereof within the period therein stated, then within fourteen (14) days thereafter, an appraiser or appraisers shall be jointly selected by the Subject Stockholder, on the one hand, and the Company, if it is the only
Section 4(d) Purchaser, or the Senior Majority Interest, if the
Section 4(d) Purchasers are comprised in whole or in part of persons or entities other than the Company, on the other hand, and the determination of such jointly selected appraiser or appraisers as to the fair market value of the Involuntary Transfer Stock shall be binding and conclusive upon all parties. If the Subject

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Stockholder and the Company or the Senior Majority Interest, as applicable, are unable to reach an agreement as to an appraiser, the provisions of
Section 5(b)(iii) below shall apply.

               For purposes of this Section 5(b)(ii), (a) the "fair market value of the Involuntary Transfer Stock" shall be an amount equal to the "fair market value per share of Common Stock" multiplied by the number of shares of the Involuntary Transfer Stock which are being sold and purchased hereunder, and (b) the "fair market value per share of Common Stock" shall be an amount equal to the fair market value of all of the shares of Common Stock on a fully-diluted basis as of the date of the Sale Event, as determined by appraisal pursuant to this Section 5(b)(ii), divided by the total number of shares of Common Stock on a fully-diluted basis as of such date.

               (iii) Additional Appraiser. If the Subject Stockholder, on the one hand, and the Company or the Senior Majority Interest, as the case may be, on the other hand, do not agree upon the selection of an appraiser or appraisers, as provided in Section 5(b)(ii) hereof within the period therein stated, then, within fourteen (14) days after the expiration of the fourteen (14) day period provided for in Section 5(b)(ii) hereof, each of the Subject Stockholder and the Company or the Senior Majority Interest, as applicable, shall deliver to the other a list of three appraisers and each of the Subject Stockholder and the Company or the Senior Majority Interest, as applicable, shall select one (1) appraiser from the list delivered by the other by written notice to the other. If either party fails to deliver a list of appraisers or to select an appraiser from such list within said fourteen (14) day period, the other party may select an appraiser from its list and such appraiser shall serve as the sole appraiser. Each of the appraisers so selected shall, within thirty (30) days of being selected, determine the fair market value of the Common Stock.
If the lower of the two (2) appraisals is at least ninety percent (90%) of the higher appraisal, then the fair market value of the Common Stock shall be equal to the average of the two (2) appraisals. If the lower of the two (2) appraisals is less than ninety percent (90%) of the higher appraisal, then the two (2) appraisers shall appoint a third appraiser within seven (7) days after the end of said thirty (30) day period, and such third appraiser shall, within thirty (30) days of being selected, determine the fair market value of the Common Stock. In such event, the fair market value of the Common Stock shall be equal to the average of (A) the third appraisal and (B) whichever of the first two appraisals is closest in dollars to the third appraisal. The determination of such appraisers shall be determinative of the fair market value of the Common Stock for the purposes of this Agreement, and shall be binding, final and conclusive on all parties hereto.

               (iv) Costs of Appraisals. All expenses incurred in the appraisal process shall be borne and paid equally by the Subject Stockholder, on the one hand, and the Company, on the other hand.

               (v) Additional Consideration. If any shares of the Junior Stock are sold at any time for any reason, any consideration paid to any Junior Stockholder for a non-competition agreement or any other agreement which provides for payments above the prevailing market rates for the goods or services sold in such agreement, shall be included in the calculation of the fair market value of the shares of the Junior Stock.

     SECTION 6. PAYMENT OF PURCHASE PRICE. The full amount of the purchase price for the Involuntary Transfer Stock, as determined pursuant to Section 5 hereof, shall be paid by check by the Section 4(d) Purchasers on the Closing Date (as defined in Section 7 hereof).

     SECTION 7. CLOSING. Closing (the "Closing") on the sale of any shares of Junior Stock sold pursuant to this Agreement shall be, unless otherwise agreed to in writing by the purchasers of such shares (the "Section 7 Purchasers") and the seller of such shares (the "Seller") or his personal or legal representative, or successor, as the case may be, held at the principal place of business of the Company thirty (30) days after the earlier of (a) the date on which an option is exercised to purchase all of the shares of Junior Stock offered for sale pursuant to this Agreement (or, if an election is made to sell less than all of the offered shares of Junior Stock, then upon the date on which an option is subsequently exercised to purchase the remaining portion of such offered shares of Junior Stock) or
(b) if all of such shares of Junior Stock offered for sale are not purchased pursuant to this Agreement, the date on which the last option period to purchase such offered shares of Junior Stock expires (collectively, the "Closing Date"); provided, however, that if an appraiser is appointed to determine the purchase price pursuant to Section 5 hereof, then notwithstanding the foregoing to the contrary, the Closing shall take place on a date no later than thirty (30) days after the receipt by the Seller (or his personal or legal representative, or successor, as the case may be), on the one hand, and the Section 7 Purchasers, on the other hand, of the determination of the fair market value of the shares of the Junior Stock or in accordance with the provisions of Section 5(b) hereof, if such Closing Date would occur later than the Closing Date otherwise determined pursuant to this Section 7. At the Closing, the Seller shall surrender the certificates representing the shares of Junior Stock to be transferred and any documentation reasonably requested by the Company or the Section 7 Purchasers, as the case may be, to convey the Junior Stock transferred, properly endorsed or executed for transfer.

     SECTION 8. STOCK COVERED. Except as otherwise provided herein, the provisions of Sections 2 through 7 of this Agreement shall apply to all of the Junior Stock, (i) now owned by the Junior Stockholders, (ii) issued hereafter to each of the Junior
Stockholders in consequence of any additional issuance, purchase, exchange or reclassification of shares of stock, corporate reorganization or any other form of recapitalization or consolidation or merger or share split or share dividend, and
(iii) which are acquired by any Stockholder (except a Senior
Stockholder) owning in the aggregate at least five percent of the Common Stock on a fully-diluted basis. The restrictions against Transfer set forth in Sections 2 through 7 of this Agreement shall not apply to the Senior Stockholders, either with respect to the Preferred Stock or Common Stock owned by them.
Notwithstanding the foregoing sentence, the restrictions on transfer set forth in Sections 2 through 7 of this Agreement shall apply to the Common Stock and Class B Preferred Stock acquired by Grotech Partners IV, L.P. from Dr. Sheldon J. Wollman pursuant to the Stock Purchase Agreement dated April 3, 1996, which shares are reserved for the granting of options to employees of the Company in accordance with the terms of that certain Option and Redemption Agreement, dated April 3, 1996.

     SECTION 9.     Right of First Refusal.

          (a)  Right of First Refusal on Company Offerings

               (i) The Company shall, prior to any issuance by the Company or any subsidiary thereof (a "Subsidiary") of any of its securities, offer to each Senior Stockholder by written notice the right, for a period of 30 days, to purchase a pro rata amount (based on such Senior Stockholder's percentage ownership of the Shares) of such securities for cash at an amount equal to the price or other consideration for which such securities are to be issued; provided, however, that the first refusal rights of the Senior Stockholders pursuant to this Section 9 shall not apply to securities issued (A) upon conversion of any of the Preferred Stock, (B) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (C) the issuance of shares of Common Stock upon exercise of the options granted to Sardegna prior to the date of this Agreement to purchase 400,587 shares of Common Stock (the "Sardegna Options") and the issuance of up to 302,214 shares of Common Stock under the Company's 1995 Equity Participation Plan, (D) the issuance of options or rights to purchase Common Stock, or of Common Stock, pursuant to any other equity participation or incentive plan, stock option or stock purchase plan or similar plan or arrangement approved by a majority or more of the holders of the Class D Preferred Stock and 2/3 or more of the entire Board and by a majority or more of the directors of the Corporation other than the General Directors (as such term is defined in the Charter of the Corporation), (E) solely in consideration for the acquisition (whether by merger or otherwise) by the Company of all or substantially all of the stock or assets of any other entity, (F) pursuant to a firm commitment underwritten public offering, or (G) by any Subsidiary to the Company. The Company's written notice to the Senior Stockholders shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms.

               (ii) Each Senior Stockholder may accept the
Company's offer as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid 30 day period, in which event the Company shall promptly sell and such Senior Stockholder shall buy, upon the terms specified, the number of securities agreed to be purchased by such Senior Stockholder.

               (iii) The Company shall be free, at any time prior to 90 days after the date of its notice of offer pursuant to this Section 9, to offer and sell to any third party or parties the number of such securities not agreed by the Senior Stockholders to be purchased by them, at a price and on payment terms no less favorable to the Company than those specified in such notice of offer. However, if such third party sale or sales are not consummated within such 90 day period, the Company shall not sell such securities as shall not have been purchased within such period without again complying with this Section 9.

          (b) Right of First Refusal on Additional Financings. The Company will notify the Senior Stockholders as to the proposed amount and terms of any third-party equity financing or any debt financing that includes warrants, rights of conversion to or exchange for capital stock, contingent pay-out or any other equity features for the Company or any Subsidiary at least 30 days prior to offering participation in such financing to any other entity. During such 30-day period, the Company will negotiate in good faith with the Senior Stockholders as to the amount, and the terms, of participation in such financing by the Senior Stockholders. The Senior Stockholders shall have the first right to participate in all or any portion of such financing. The Company shall be free to offer any portion of the financing to which the Senior Stockholders have not subscribed during such 30 day period to outside investors on the same terms and subject to the same conditions as offered to the Senior Stockholders, provided that no such offering may be provided to any third-party on more favorable terms than those offered to the Senior Stockholders without again complying with this Section 9. Further, if any such proposed financing is not consummated within 90 days from the date such offering was accepted or rejected by the Senior Stockholders, the Company may not consummate such offering without again complying with this Section 9.

          (c) Right to Proceeds of Key Man Insurance Policy. If the Company or any of its Subsidiaries shall receive proceeds from insurance policies on the life of Lawrence F. Halpert resulting from any event or series of events in an amount in excess of $1,000,000, the Company will permit the Majority Interest to elect, within 90 days of the Company's receipt of such proceeds, to have the proceeds applied to the repurchase by the Company from the Senior Stockholders of any shares of capital stock then held thereby for an amount per share equal to the liquidation payment to which the holder thereof would then be entitled. In the event that such proceeds are insufficient for the Company to repurchase all of such shares held by the Senior Stockholders, then the Company shall repurchase a pro rata amount of each Senior Stockholder's shares of capital stock (based on such Senior Stockholder's percentage ownership of the Shares) for a purchase price per share equal to shares of capital stock then held thereby for an amount per share equal to the liquidation payment to which the holder thereof would then be entitled. In the event that such proceeds are insufficient for the Company to repurchase all of such shares held by the Senior Stockholders, then the Company shall repurchase a pro rata amount of each Senior Stockholder's shares of capital stock (based on such Senior Stockholder's percentage ownership of the Shares) for a purchase price per share equal to the liquidation payment to which the holder thereof would then be entitled.

          (d)  Suppression of Rights under Class A Purchase
Agreement. The Class A Preferred Stockholders hereby agree and affirm that:

               (i)  the rights of refusal granted under
Sections 9(a) and 9(b) hereof supersede, replace and nullify any and all rights of first refusal granted under Section 5.02 of that certain Preferred Stock Purchase Agreement, dated as of July 18, 1995 (the "Class A Purchase Agreement"), and that any such rights of refusal granted under the Class A Purchase Agreement are hereby canceled and shall hereafter be null and void; and

               (ii) the rights to proceeds under the key man insurance policy on the life of Lawrence F. Halpert under
Section 9(c) hereof supersede, replace and nullify any and all rights to insurance proceeds set forth in Section 5.05 of the Class A Purchase Agreement, and that any such rights to insurance proceeds under the Class A Purchase Agreement are hereby canceled and shall hereafter be null and void.

     SECTION 10.    UNLOCKING OPTION.

          (a) Shareholder Notice. If a bona fide offer (a "Bona Fide Offer") is made by an independent third party to purchase all or substantially all of the Company's assets or equity securities, then if the Bona Fide Offer is received by a Stockholder, that Stockholder shall promptly notify the Company in writing of the terms, including price, and conditions of the Bona Fide Offer. Upon receipt of the notice from the Stockholder, or, if the Bona Fide Offer is received by the Company directly from the independent third party, the Company promptly shall notify (the "Company Notice") the Stockholders in writing of the Bona Fide Offer, specifying the terms, including price, and conditions of the Bona Fide Offer.

          (b) Unlocking Option. If a Company Notice is given to the Stockholders (i) at any time after the Class A Unlocking Date
(as hereinafter defined), then the holders of a majority interest of the Class A Preferred Stock, voting together as a class with each holder of Class A Preferred Stock entitled to that number of votes equal to the number of shares of Common Stock issuable upon the conversion of its shares of Class A Preferred Stock together with any shares of Common Stock then owned by such Stockholder
(the "Class A Majority Interest"), shall have, and (ii) at any time after the Class C Unlocking Date (as hereinafter defined), then the holders of a majority interest of the Class C Preferred
Stock, voting together as a class with each holder of Class C
Preferred Stock entitled to that number of votes equal to the number of shares of Common Stock issuable upon the conversion of its shares of Class C Preferred Stock together with any shares of Common Stock then owned by such Stockholder (the "Class C
Majority Interest") shall have, and (iii) at any time after the Class D Unlocking Date (as hereinafter defined), then the holders of a majority interest of the Class D Preferred Stock, voting together as a class with each holder of Class D Preferred Stock entitled to that number of votes equal to the number of shares of Common Stock issuable upon the conversion of its shares of Class
D Preferred Stock together with any shares of Common Stock then owned by such Stockholder (the "Class D Majority Interest") shall have, in each case, the option (the "Unlocking Option") for a period of thirty (30) days from the date of receipt of the Company Notice, to require the Company and the other Stockholders
(i) to accept the Bona Fide Offer or instead (ii) at the election of the Company, (A) to acquire all the shares of Capital Stock held by the Stockholder that has exercised the Unlocking Option
(the shares of Senior Stock, the "Selling Senior Stock" and (the shares of Preferred Stock and Common Stock (if any) then held by the holders of the Selling Senior Stock are hereinafter collectively called, the "Section 10 Shares") on the same terms, including price (calculated, in the event of a sale of all or substantially all of the assets of the Company, based upon the value per share of Capital Stock determined by the price to be paid for such assets), and subject to the same conditions as specified in the Bona Fide Offer and (B) to repay all indebtedness of the Company owing to any holder of Selling Senior Stock (collectively, the "Section 10 Debt"). Any election by the Company pursuant to this Section 10(b) shall be at the direction of a majority of the members of the Board of Directors of the Company (the "Board") (with, if applicable, the Board representatives of the holders of the Selling Senior Stock abstaining from any such vote).

          (c) Unlocking Option Date. The date on which the Unlocking Option shall vest with respect to the Class A Preferred Stock shall be December 31, 2001 (the "Class A Unlocking Date"). The date on which the Unlocking Option shall vest with respect to the Class C Preferred Stock shall be December 31, 2001 (the "Class C Unlocking Date"). The date on which the Unlocking Option shall vest with respect to the Class D Preferred Stock shall be December 31, 2001 (the "Class D Unlocking Date").

          (d) Exercise of Unlocking Option. Should the holders of the Selling Senior Stock owning at least a Class A Majority Interest, Class C Majority Interest or Class D Majority Interest, as appropriate, desire to exercise the Unlocking Option, they shall notify the Company (the "Selling Senior Stockholders' Notice") in writing of their exercise of the Unlocking Option prior to the expiration of the aforementioned thirty (30) day period. The Company shall have thirty (30) days from the date of receipt of the Selling Senior Stockholders' Notice to elect whether to acquire the Section 10 Shares and to repay the
Section 10 Debt or accept the Bona Fide Offer. If the Company declines to acquire the Section 10 Shares and to repay the
Section 10 Debt, the Stockholders hereby agree to effect the sale of their Company equity securities or consent to a sale of all or substantially all of the Company's assets, as applicable, pursuant to the Bona Fide Offer. For the avoidance of doubt, it is understood and agreed that the delivery of a Selling Senior Stockholder's Notice by the holders of the Class A Preferred Stock, the Class C Preferred Stock or the Class D Preferred Stock shall not preclude the holders of another such class of Preferred Stock from also delivering a Selling Senior Stockholder's Notice in accordance with the terms hereof.

          (e) Failure to Consummate the Purchase. If the Company shall fail to consummate the acquisition of the
Section 10 Shares and to repay the Section 10 Debt prior to the expiration of a ninety (90) day period commencing from the date of its receipt of the Selling Senior Stockholders' Notice, then the Company and the Stockholders shall accept the Bona Fide Offer. If, however, the Bona Fide Offer has been withdrawn prior to such date due to the Company's inability to timely consummate the acquisition of the Section 10 Shares and the repayment of the
Section 10 Debt, then the holders of the Selling Senior Stock shall have the election, in accordance with the procedures set forth herein, to require the Company and the Stockholders to accept the next Bona Fide Offer without providing the Company with the option to acquire the Section 10 Shares and to repay the
Section 10 Debt in lieu of accepting the Bona Fide Offer.

          (f) Consideration. The acquisition by the Company of the Section 10 Shares and repayment of the Section 10 Debt shall be for cash consideration, or such other consideration as the Class A Majority Interest, Class C Majority Interest or Class D
Majority Interest, as the
case may be, shall elect, in its sole and absolute discretion, to accept. If the Bona Fide Offer is accepted, the Senior Stockholders shall be entitled to receive the same form of consideration as the Company's other stockholders; provided, however, that, under all circumstances, the Senior Stockholders shall receive any additional consideration paid, or that would have been paid, in connection with the Bona Fide Offer as set forth in Section 5(b)(v) hereof.

     SECTION 11.    INTENTIONALLY LEFT BLANK.

     SECTION 12.    REGISTRATION RIGHTS.

          (a) Certain Definitions: As used in this Section 12, the following terms shall have the following respective meanings:

               "Commission" shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

               "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

               "Qualifying Offering" shall mean an underwritten initial public offering (the "IPO") of the Common Stock at a price to the public of not less than $8.00 per share and resulting in proceeds to the Company of not less than $10,000,000, after deduction of underwriting discounts and commissions but before deduction of other expenses of issuance.

               "Registration Expenses" shall mean the expenses so described in Section 12(f) hereof.

               "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

               "Selling Expenses" shall mean the expenses so described in Section 12(f) hereof.




          (b)  Required Registration.

               (i) At any time after December 31, 1999, the holders of the Class A Majority Interest (treating, for the purposes of this Section 12(b), the shares of Class B Preferred
Stock held by each of Grotech Partners III, L.P., Grotech III
Companion Fund, L.P., Grotech III Pennsylvania Fund, L.P. and
Grotech Partners IV, L.P. collectively, the "Grotech Funds") as shares of Class A Preferred Stock), the Class C Majority Interest or the Class D Majority Interest may request the Company to register under the Securities Act all or a portion of their Shares for sale in the manner specified in such notice; provided, however, that if the request shall relate to the IPO of the Company's equity securities, the Company shall be required to register such shares only if the offering of securities could reasonably be expected to constitute a Qualifying Offering. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 12(b) within one hundred and twenty (120) days after the effective date of
(A) a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Shares shall have been entitled to join pursuant to Section 12(c) or (d) hereof and in which there shall have been effectively registered at least fifty percent (50%) of the number of Shares as to which registration shall have been so requested or (B) a Qualifying Offering.

               (ii) Following receipt of any notice under this
Section 12(b), the Company shall immediately notify all Stockholders from whom notice has not been received and shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from requesting holders, the number of Shares specified in such notice (and in all notices received by the Company from other holders of Shares within thirty (30) days after the giving of such notice by the Company). If such method of disposition shall be an underwritten public offering, the holders of a majority of the Shares to be sold in such offering may designate the managing underwriter of such offering. The Company shall be obligated to register Shares pursuant to this
Section 12(b) on only two (2) occasions each, with respect to requests to register shares made by each of the Class A Majority Interest, the Class C Majority Interest and the Class D Majority Interest, provided, however, that such obligation shall be deemed satisfied only when a registration statement covering at least seventy-five percent (75%) of the total Shares specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.

               (iii) The Company shall be entitled to include in any registration statement referred to in this Section 12(b), for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Shares to be sold by the requesting holders. In addition, should the managing underwriter determine that the number of Shares requested to be sold by the Stockholders hereunder cannot be sold without adversely affecting the marketing of the Shares, then the number of Shares requested to be registered hereunder shall be reduced among the requesting holders pro rata based on each Stockholder's ownership of the Shares requested to be registered. The Company will not file with the Commission any other registration statement with respect to its Common Stock, whether for its own account or that of other Stockholders, from the date of receipt of a notice from requesting holders pursuant to this
Section 12(b) until the completion of the period of distribution of the registration contemplated thereby.

          (c) Incidental Registration. If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Shares for sale to the public), each such time it will give written notice to all Stockholders of its intention so to do. Upon the written request of any Stockholder, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any of its Shares (whether or not such Shares are issued or outstanding at the time), in whole or in part (which request shall state the intended method of disposition thereof), the Company will use its best efforts to cause the Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Shares so registered. In the event that any registration pursuant to this Section 12(c) shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Common Stock to be included in such an underwriting may be reduced, in whole or in part, if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; in each such case pro rata based on each Stockholder's ownership of the Shares requested to be registered by the Stockholders. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 12(c) without thereby incurring any liability to the Stockholders.

          (d)  Registration on Form S-3.  If at any time (i) any
Stockholder requests that the Company file a registration statement on Form S-3 (or any successors thereto) for a public offering of all or any portion of the Shares held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which is at least $500,000.00, and (ii) the Company is a registrant entitled to use Form S-3 (or any successor thereto) to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 (or any successor thereto), for public sale in accordance with the method of disposition specified in such notice, the number of Shares specified in such notice. Whenever the Company is required by this Section 12(d) to use its best efforts to effect the registration of Shares, each of the procedures and requirements of Section 12(b) hereof (including but not limited to the requirement that the Company notify all of the Stockholders from whom notice has not been received and provide them with the opportunity to participate in the offering and the cutback provisions therein contained) shall apply to such registration, provided, however, that there shall be no limitation on the number of registrations on Form S-3 (or any successor thereto) which may be requested and obtained under this
Section 12(d), except that (i) not more than two (2) such registrations may be requested and obtained by the Senior
Stockholders under this Section 12(d) in any twelve-month period
, (ii) not more than two such registrations may be requested and obtained by the Class D Preferred Stockholders, other than the Class D Preferred Stockholders, under this Section 12(d) in any 12-month period and (iii) not more than one (1) such registration may be requested and obtained by the Junior
Stockholders under this Section 12(d) in any twelve-month period. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 12(d) within one hundred and twenty (120) days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Shares shall have been entitled to join pursuant to
Section 12(c) hereof.

          (e)  Registration Procedures.  If and whenever the
Company is required by the provisions of Section 12(b), (c) or
(d) hereof to use its best efforts to effect the registration of any Shares under the Securities Act, the Company will, as expeditiously as possible:

               (i) prepare (and afford counsel for the selling Stockholders reasonable opportunity to review and comment thereon) and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 12(b) hereof, shall be on Form S-1 or such other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

               (ii) prepare (and afford counsel for the selling Stockholders reasonable opportunity to review and comment thereon) and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in subparagraph (i) above and comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

               (iii) furnish to each seller of Shares and to each underwriter such number of copies of the registration statement and the prospectus included in the registration statement (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Shares covered by such registration statement;

               (iv) use its best efforts to register or qualify the Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Shares or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

               (v)  use its best efforts to list the Shares
covered by such registration statement with any securities exchange on which the Common Stock is then listed;

               (vi) immediately notify each seller of Shares and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

               (vii) if the offering is underwritten and at the request of any seller of Shares, use its best efforts to furnish on the date that Shares are delivered to the underwriters for sale pursuant to such registration: (A) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (1) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (2) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein) and (3) to such other effects as reasonably may be requested by counsel for the underwriters or by such seller or its counsel and (B) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public auditors within the meaning of the Securities Act and that, in the opinion of such auditors, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and
               (viii) make available for inspection by each seller of Shares, upon such seller signing an appropriate confidentiality agreement, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

               For purposes of Section 12(e)(i) and (ii) and of
Section 12(b)(iii) hereof, the period of distribution of Shares in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it (but no later than one hundred and eighty (180) days), and the period of distribution of Shares in any other registration shall be deemed to extend until the earlier of the sale of all Shares covered thereby and one hundred and twenty (120) days after the effective date thereof.

               In connection with each registration hereunder, the sellers of Shares will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with Federal and applicable state securities laws.

               In connection with each registration pursuant to
Section 12(b), (c) or (d) hereof covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature; provided that such agreement shall not contain any provision applicable to the Company which is inconsistent with the provisions hereof.

          (f) Expenses. All expenses incurred by the Company in complying with Section 12(b), (c) and (d) hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public auditors for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one law firm for the sellers of Shares, but excluding any Selling Expenses, are called "Registration Expenses". All underwriting discounts and selling commissions applicable to the sale of the Shares are called "Selling Expenses".

          The Company will pay all Registration Expenses in connection with each registration statement under Section 12(b),
(c) or (d) hereof, except to the extent that any such Registration Expenses must be borne by the participating sellers in order to permit the sale of shares in any state under the state securities or "blue sky" laws thereof and except that (i) the Class A Preferred Stockholders, the Class C Preferred Stockholders or the Class D Preferred Stockholders, as the case may be, shall pay such expenses in connection with the third
(3rd) and all following registration requests by such Stockholders under Section 12(d) hereof (if at least two (2) prior registrations requested by the Class A Preferred Stockholders , the Class C Preferred Stockholders or the Class D Preferred Stockholders, as the case may be, under Section 12(d) hereof have successfully been consummated or, if not consummated, were terminated due to the request of the Class A Preferred Stockholders , the Class C Preferred Stockholders or the Class D Preferred Stockholders, as the case may be) and (ii) the Junior Stockholders shall pay such expenses in connection with the third
(3rd) and all following registration requests by Junior Stockholders under Section 12(d) hereof (if at least two (2) prior registrations requested by the Junior Stockholders under
Section 12(d) hereof have successfully been consummated or, if not consummated, were terminated due to the request of the Junior Stockholders). All Selling Expenses in connection with each registration statement under Section 12(b), (c) or (d) hereof, and any Registration Expenses borne by the sellers pursuant to the preceding sentence shall be borne by the participating sellers in proportion to the number of Shares sold by each, or by such participating sellers (including the Company if it shall be a participating seller) as they may agree. For the purposes of this Section 12(f), the Grotech Funds shall be deemed to be Senior, not Junior, Stockholders.

          (g)  Indemnification and Contribution.

               (i) In the event of a registration of any of the Shares under the Securities Act pursuant to Section 12(b), (c) or
(d) hereof, the Company will indemnify and hold harmless each seller of such Shares thereunder, each underwriter of such Shares thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses, joint or several (or actions in respect thereof), to which such seller, underwriter or controlling person may become subject under the Securities Act, Exchange Act, or other Federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement (the "Registration Statement") under which such Shares were registered or qualified under the Securities Act or applicable state securities laws pursuant to Section 12(b), (c) or (d) hereof, any preliminary prospectus (the "Preliminary Prospectus") or final prospectus ("Prospectus") contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the Company contained in an underwriting agreement with the underwriters or any failure of the Company to perform its obligations under such underwriting agreement or under law; and will reimburse each such seller, each such underwriter and each such controlling person for any legal and other expenses as such expenses are reasonably incurred by them in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with the information furnished in writing by any such seller, any such underwriter or any such controlling person.

               (ii) In the event of a registration of any of the Shares under the Securities Act pursuant to Section 12(b), (c) or
(d) hereof, each seller of such Shares thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter, each person who controls any underwriter within the meaning of the Securities Act and each other seller of Shares thereunder, against any losses, claims, damages liabilities or expenses, joint or several, to which the Company or such officer, director, underwriter, controlling person or other seller may become subject under the Securities Act, Exchange Act, or other
Federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the seller of the Shares), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the seller of such Shares contained in an underwriting agreement with the underwriters or any failure of such seller to perform its obligations under such agreement or under law; provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in strict conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller stated to be specifically for use in such registration statement and prospectus; provided further that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Shares covered by such registration statement.

               (iii) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to such indemnified party for contribution or otherwise other than as specifically set forth under the terms of this Section 12(g) and shall only relieve it from any liability which it may have to such indemnified party under this Section 12(g) if and to the extent the indemnifying party is materially prejudiced by such omission.
In case any such action shall be brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent it may desire, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (A) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the provisions of the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel) or (B) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

               (iv) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any holder of Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this
Section 12(g) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 12(g) provides for indemnification in such case or (B) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 12(g); then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering consideration of its Shares offered by the registration statement bears to the public offering consideration of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (1) no such holder will be required to contribute any amount in excess of the public offering price of all such Shares offered by it pursuant to such registration statement and (2) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          (h) Changes in Preferred Stock, or Common Stock. If, and as often as, there is any change in the Preferred Stock, or Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Preferred Stock, or Common Stock as so changed and shall apply to any securities received in any such transaction.


          (i)  Transfer and Termination of Registration Rights.

               (i) Any holder of Shares or shares of Senior Stock (or any valid transferee thereof) may transfer to any transferee its registration rights pursuant to this Section 12; provided, however, that the number of Shares and shares of Senior Stock as to which registration rights are transferred shall equal at least twenty percent (20%) of the shares of Senior

Stock originally owned by the purchaser thereof (or the shares into which such shares are convertible) if transferred by a Senior Stockholder or twenty percent (20%) of the Shares owned by a Junior Stockholder if transferred by a Junior Stockholder; and provided, further, that no transfer of such rights may be made to a direct competitor of the Company.

          (j) Term of Registration Rights. The registration rights granted under this Section 12 shall terminate five (5) years after the Qualifying Offering.

          (k) John C. Johnston; ESOP Shareholders. Subject to the "cut-back" provisions contained in this Section 12, the Company agrees, in connection with the IPO, to request that the underwriters permit John C. Johnston, D.D.S. the opportunity to sell up to 10% of his Shares. In addition, the Company shall attempt to work with the underwriters of the IPO to have allocated to the former Nanston ESOP shareholders who are employees of Nanston, Inc. after the Merger a reasonable number of shares of Common Stock in the IPO.

     SECTION 13.    ELECTION/REMOVAL OF DIRECTORS.

          (a) Each Stockholder agrees to vote his shares of Capital Stock in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Company.

          (b) Each Class D Preferred Stockholder agrees that, in voting for the election of the General Directors (as such term is defined in Article Sixth, Section 1(a) of the Company's charter), until the occurrence of either an IPO or an Event of Noncompliance (as such term is defined in Article Sixth, Section 2 of the Company's charter), shares of Common Stock that are owned by it as a result of conversion of Class D Preferred Stock purchased by it on the date of this Agreement will be voted for the slate of General Directors nominated by the Board of Directors of the Company.

          SECTION 14.    FINANCIAL REPORTS.  The Company shall,
at its expense, furnish to each Senior Stockholder (i) as soon as available after the close of each fiscal year of the Company (but no later than ninety (90) days after the end of such fiscal year), a copy of the annual audited report relating to the Company and its consolidated subsidiaries prepared by the Company's independent auditors, which shall be approved by the Board of Directors, together with financial statements prepared in accordance with GAAP consisting of a consolidated balance sheet of the Corporation and its consolidated subsidiaries as of the end of such fiscal year and consolidated statements of operations, stockholders' equity and cash flows of the Corporation and its consolidated subsidiaries for such fiscal year; (ii) as soon as available after the close of each fiscal quarter (but no later than forty-five (45) days after the end of such fiscal quarter), financial statements which shall be approved by the Board of Directors and shall be prepared in accordance with GAAP consisting of a consolidated balance sheet of the Corporation and its consolidated subsidiaries as of the end of such fiscal quarter and consolidated statements of operations, stockholders' equity and cash flows of the Corporation and its consolidated subsidiaries for such fiscal quarter; (iii) annual fiscal budgets and financial projections prepared by the Company's management and approved by the Board of Directors at least thirty (30) days prior to the beginning of the fiscal year to which such budget and projections relate; and (iv) notices of material events specified in Items 1-4 and 6 of Form 8-K used for current reports under Section 13 of the Securities Exchange Act of 1934 together with supporting schedules and appropriate discussion and analysis of such event by management.

     SECTION 15. RIGHTS OF INSPECTION. The Company shall permit any person designated by any Senior Stockholder to visit and inspect any of the properties, corporate books and financial records of the Company, to examine and make copies of the books of accounts and other financial records of the Company, and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Company may designate; provided, however, that the Senior Stockholders shall use its best efforts to assure that information about the Company and its operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Senior Stockholder pursuant to the provisions of this Section 15 shall remain confidential and shall not be divulged to any person other than the Senior Stockholder and its respective officers, directors, employees and agents.

     SECTION 16. SPECIFIC PERFORMANCE. Inasmuch as the shares of the Company's capital stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event that the provisions of this Agreement are not specifically enforced. Therefore, the rights to, or obligations of, the parties hereto shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     SECTION 17.    ENDORSEMENT OF CERTIFICATE.  Upon the
execution of this Agreement, each certificate for shares of Common Stock, Class A Common Stock and Preferred Stock now registered or to be issued in the name of the Stockholders shall be endorsed by the Secretary of the Company as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE (FEDERAL) SECURITIES ACT OF 1933 OR THE APPLICABLE SECURITIES ACT OF ANY STATE BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION CONTAINED IN SAID ACTS. NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID ACTS IS IN EFFECT WITH RESPECT TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH ACTS IS THEN APPLICABLE.

          This certificate is transferable only upon compliance with the provisions of that certain Stockholders' Agreement by and among DentalCo, Inc. and each of its stockholders, a copy of which is on file in the office of the Secretary of the Company and is available upon request of any Stockholder without charge.

          All certificates for any shares of Common Stock and Preferred Stock hereinafter issued to the Stockholders shall bear the same endorsement, and this Agreement shall cover all such stock.

     SECTION 18. TERM. Notwithstanding anything contained herein to the contrary, this Agreement shall terminate, and all rights and obligations hereunder shall cease, upon the earlier to occur of the termination of this Agreement as provided by applicable Maryland law or the occurrence of any of the following events:

          (a) The written agreement of each of the then parties hereto; or

          (b)  The cessation of the Company's business.

The provisions of this Agreement set forth in Sections 2 through and including 10 hereof, shall terminate and be of no further force and effect upon the completion of the Qualifying Offering.

     SECTION 19. NOTICES. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the Stockholders at their addresses on the Company records, and to the Company at the Company's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner herein above provided.

     SECTION 20.    MISCELLANEOUS.

          (a) Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.
All Schedules hereto are incorporated herein by reference.

          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions.

          (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d) Amendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of the Class A Majority Interest, the Class C Majority Interest and the Class D Majority Interest; provided, however, that future Stockholders may become parties to this Agreement without the necessity of an amendment hereof if such future Stockholders agree in writing to be bound by some or all of the terms and conditions hereof, if such agreement is consented to by the Company, and if such future Stockholders are added to Schedule I, Schedule II or Schedule III hereto.

          (e) Severability. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

          (f) Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

          (g) Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

          [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

     HOLDERS OF COMMON STOCK:


     /s/ Lawrence F. Halpert
     ______________________________________ (SEAL)
     Lawrence F. Halpert, D.D.S.

     Neil C. Goodrich, D.D.S.
     Herbert L. Livingston, D.D.S.
     Martin N. Narun, D.D.S.
     Grotech Partners IV, L.P.


     By: /s/ Lawrence F. Halpert
         ____________________________________(SEAL)
         Lawrence F. Halpert, D.D.S., as proxy and attorney-in-fact pursuant to the terms and conditions of the Agreement and Irrevocable Proxy, dated as of July 21, 1995.


     Robert Austgen, D.D.S.
     Charles Rosenbaum, D.D.S.
     Douglas Barton, D.D.S.


     By: /s/ Lawrence F. Halpert
         ____________________________________(SEAL)
         Lawrence F. Halpert, D.D.S., as proxy and attorney-in-fact pursuant to the terms and conditions of the Agreement and Irrevocable Proxy, dated as of Febraury 12, 1997.

     GROTECH PARTNERS III, L.P.
     GROTECH III COMPANION FUND, L.P.
     GROTECH III PENNSYLVANIA FUND, L.P.
     By: Grotech Capital Group, Inc., General Partner


     By:  /s/ Hugh A. Woltzen
         ____________________________________(SEAL)
          Hugh A. Woltzen, Managing Director

             [Signatures continue on the next page.]

     HOLDERS OF CLASS A COMMON STOCK:


     /s/ John C. Johnston
     ______________________________________ (SEAL)
     John C. Johnston, D.D.S.


     Chris D. Johnston
     Steve C. Johnston
     Ronnie L. Johnston
     Kyle E. Anderson
     John E. Trapp
     John E. Trapp, Inc.
     Diana L. Liggett
     Sam C. Grizzle
     Terri B. Dreyer
     Randall Little
     James Mason
     Lisa Wagner
     Walter Reid
     George Quintero
     Nathan Bell, D.D.S.
     Joseph Andrews
     Johnston Stock Trust
     Johnston Family Educational Trust


     By:  /s/ John C. Johnston
          ____________________________________(SEAL)
          John C. Johnston, D.D.S., as attorney-in-fact pursuant to
          Section 10.1 of the Agreement and Plan of Merger and
          Reorganization, dated as of December 27, 1996, by and among DentalCo, Inc., DentalCo/Southeast, Inc., Nanston, Inc. and the shareholders of Nanston, Inc.

     [Signatures follow on next page]

     HOLDERS OF CLASS A PREFERRED STOCK:

     Grotech Partners IV, L.P.
     By: Grotech Capital Group, IV, LLC, General Partner

     By:  /s/ Hugh A. Woltzen
          ____________________________________(SEAL)
          Hugh A. Woltzen, Managing Director

     Merchant Partners, L.P.
     By: Merchant Advisors, L.P., General Partner
     By: Merchant Development Corp., General Partner

     By:  /s/ Raymond Bank
          ____________________________________(SEAL)
          Raymond Bank, President

             [Signatures continue on the next page.]

     HOLDERS OF CLASS B PREFERRED STOCK:

     By:  /s/ Lawrence F. Halpert
          ____________________________________(SEAL)
          Lawrence F. Halpert, D.D.S.


     Neil C. Goodrich, D.D.S.
     Herbert L. Livingston, D.D.S.
     Martin N. Narun, D.D.S.

     By: /s/ Lawrence F. Halpert
         ____________________________________(SEAL)
         Lawrence F. Halpert, D.D.S., as proxy and attorney-in-fact pursuant to the terms and conditions of the Agreement and Irrevocable Proxy, dated as of July 21, 1995.


     Grotech Partners IV, L.P.
     By: Grotech Capital Group, IV, LLC, General Partner

     By: /s/ Hugh A. Woltzen
         ____________________________________(SEAL)
         Hugh A. Woltzen, Managing Director


     GROTECH PARTNERS III, L.P.
     GROTECH III COMPANION FUND, L.P.
     GROTECH III PENNSYLVANIA FUND, L.P.
     By: Grotech Capital Group, Inc., General Partner

     By: /s/ Hugh A. Woltzen
         ____________________________________(SEAL)
         Hugh A. Woltzen, Managing Director

             [Signatures continue on the next page.]

     HOLDERS OF CLASS C PREFERRED STOCK:

     MORGAN STANLEY VENTURE CAPITAL
        FUND II ANNEX, L.P.
     By: Morgan Stanley Venture Partners II, L.P.,
          General Partner
     By: Morgan Stanley Venture Capital II, Inc.,
          Managing General Partner

     By: /s/ M. Fazle Husain
        _____________________________________
         M. Fazle Husain, General Partner


     MORGAN STANLEY VENTURE INVESTORS
        ANNEX, L.P.
     By: Morgan Stanley Venture Partners II, L.P.,
          General Partner
     By: Morgan Stanley Venture Capital II, Inc.,
          Managing General Partner

     By: /s/ M. Fazle Husain
         _____________________________________
         M. Fazle Husain, General Partner


     [Signatures continue on the next page.]

     HOLDERS OF CLASS D PREFERRED STOCK:


     Grotech Partners IV, L.P.
     By: Grotech Capital Group, IV, LLC, General Partner

     By: /s/ Hugh A. Woltzen
         ____________________________________(SEAL)
         Hugh A. Woltzen, Managing Director


     GROTECH PARTNERS III, L.P.
     GROTECH III COMPANION FUND, L.P.
     GROTECH III PENNSYLVANIA FUND, L.P.
     By: Grotech Capital Group, Inc., General Partner

     By: /s/ Hugh A. Woltzen
         ____________________________________(SEAL)
         Hugh A. Woltzen, Managing Director

     MORGAN STANLEY VENTURE CAPITAL
        FUND II ANNEX, L.P.
     By: Morgan Stanley Venture Partners II, L.P.,
          General Partner
     By: Morgan Stanley Venture Capital II, Inc.,
          Managing General Partner

     By: /s/ M. Fazle Husain
         _____________________________________
         M. Fazle Husain, General Partner


     MORGAN STANLEY VENTURE INVESTORS
        ANNEX, L.P.
     By: Morgan Stanley Venture Partners II, L.P.,
          General Partner
     By: Morgan Stanley Venture Capital II, Inc.,
          Managing General Partner

     By: /s/ M. Fazle Husain
         _____________________________________
         M. Fazle Husain, General Partner